                                                                   Exhibit 10.29

                               CAMINUS CORPORATION
                                825 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

Mr. William P. Lyons
52 Turkey Hill Road South
Westport, Connecticut 06880

Dear Bill:

     It is a pleasure to extend to you an offer of employment with Caminus Corporation (the "Company"). I look forward to your contribution and success as our new President and Chief Executive Officer, reporting to the Board of Directors.

     By accepting this offer, you agree to devote your full business time and energies to the business of the Company and to faithfully, diligently and competently perform your duties hereunder. Further, you agree to serve on the Board of Directors without any additional consideration for as long as you continue to be employed. While employed by the Company, you agree not to serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Board of Directors; provided, however, that you may continue to maintain your board of director positions with FileNET and one other company to be designated by you. Such designated company shall not be a competitor of the Company, and your service on the board of directors of FileNET and/or such designated company shall not otherwise adversely impact the discharge of your duties to the Company. You hereby confirm that you will be under no contractual commitments inconsistent with your obligations set forth in this letter agreement, and that you will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions hereof.

     The information below summarizes various employment details and benefits to which you will be entitled upon your acceptance of this offer.

     Start Date

     July 23, 2002 ("Start Date").

     Salary

     Your annual base salary ("Salary") will be $450,000, paid periodically in accordance with the Company's normal practice for salaried officers.

     Bonuses

     You will be entitled to a 2002 bonus payment based upon a target annual bonus amount of $150,000, prorated for the partial year of service, of which (1) 50% is guaranteed and (2) 50% will be determined using the same performance metrics that are applicable to David M. Stoner's 2002 bonus, as summarized in Exhibit A. Your 2002 bonus payment will be paid to you at the same time that other salaried officers receive their 2002 bonuses, provided that you remain employed by the Company at that time. For 2003 and later years, you will be entitled to performance bonus payments for each calendar year of your service, with a target bonus of not less than $150,000, pursuant to a bonus program or programs to be specified by the Board of Directors of the Company or its Compensation Committee.

     Equity Participation

     The Company will grant to you a non-qualified stock option to acquire 500,000 shares of common stock. This will be a non-plan grant, but the terms of the option will (except as otherwise provided in this letter agreement) be substantially identical to those governing grants under our 1999 Stock Incentive Plan. Consistent with our normal practice, vesting will occur (1) 25% at the end of the first year of service and (2) in equal ratable monthly installments over the thirty-six (36) months following completion of the first year of service. Also consistent with our prior practice, the exercise price of the option will be the closing sale price of our common stock on the Start Date

     The stock option referred to in the preceding paragraph will accelerate and become fully exercisable (notwithstanding the Company's standard vesting schedule) upon a Change of Control. "Change of Control" means either of the following:

          (i) any "person" or "group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder), excluding GFI Energy Ventures LLC, Oaktree Capital Management LLC and their managed funds and affiliates, is or becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined ordinary voting power of the then outstanding securities of the Company or such entity; or

          (ii) the consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the entity surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any entity other than the Company, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (ii) (singly or collectively, a "Transaction") does not otherwise result in a "Change of Control" pursuant to subparagraph (i) of this definition of "Change of Control"; provided, however, that no such Transaction shall constitute a "Change of Control" under this subparagraph
     (ii) if the persons who were the stockholders of the Company (including their affiliates) immediately before the consummation of such Transaction are the beneficial owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined ordinary voting power of the then outstanding voting securities of the entity surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (ii) or the entity to which the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (ii), in substantially the same proportions in which such beneficial owners held voting stock in the Company immediately before such Transaction.

     Benefits

     You will be entitled to participate in each of the benefit plans (including, without limitation, the vacation pay policy) made generally available by the Company to its salaried officers, on terms no less favorable than those generally applicable to salaried officers. Participation in Company benefit plans will commence on the Start Date, and will be governed and subject to the terms, conditions and overall administration of such plans. In addition, the Company will reimburse you for your actual out-of-pocket expenses incurred to move household and personal effects to your New York residence, subject to normal Company policy governing expense reimbursement.

     Confidentiality

     No later than the Start Date, you will be required to execute the Company's standard form of Employee Nondisclosure Agreement ("NDA"), substantially in the form attached hereto at Exhibit B.

     At Will Employment; Severance

     Your employment by the Company will be "at will," meaning that the Company may terminate your services at any time for any reason or no reason and without prior notice. However, in the event that the Company terminates your employment for any reason other than disability (see below) or death or for "Cause," as defined herein, or you terminate your employment for "Good Reason," as defined herein, then the Company will be obligated to: (i) continue to pay your Salary at the rate in effect as of the date of termination (the "Termination Date") for a period equal to twelve (12) months after the Termination Date (i.e., at the same times and in the same manner that such payments would have been made if your services had not terminated); (ii) pay you the Bonus Amount, as defined below, in equal ratable installments at the same time as each Salary payment, and (iii) pay you all previously earned, accrued, and unpaid Salary and benefits provided by the Company, including under its employee benefit plans, including any such benefits under the Company's disability and life insurance plans, policies, and programs. "Bonus Amount" means (a) if the Termination Date is a date in 2002, $150,000; (b) if the Termination Date is a date in 2003, the actual amount of your bonus for 2002, annualized; or (c) if the Termination Date is a date in 2004 or any later year, the actual amount of your bonus for the immediately preceding calendar year; provided, that if the applicable bonus amount (e.g., for a recently completed calendar year) has not yet been determined, then you will receive payments based upon the Company's estimate of the applicable bonus amount, subject to adjustment once the actual bonus amount is determined. Further, upon your request and completion of all required forms, the Company shall continue your health insurance coverage pursuant to provisions under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Company shall, in connection with a termination for any reason other than disability (see below) or death or for Cause or for Good Reason pay the premiums on this COBRA continuation of health insurance for you and your insured dependents for a period of twelve (12) months after the Termination Date or until you obtain new, full-time employment. Finally, if the Company terminates your employment for any reason other than disability (see below) or death or for Cause or you resign with Good Reason within the first year of your employment, the first 25% of your 500,000-share stock option will immediately vest and become exercisable. Such payments and benefits will be conditioned upon your compliance with the NDA, but in no event will you be obligated to seek employment or take any other action by way of mitigation of the amounts payable under this provision, nor will such amounts or benefits (except as expressly provided above) be reduced whether or not you do obtain other employment.

     Termination

     If while this letter agreement is in effect you become physically or mentally disabled, whether totally or partially, so that you are unable to perform your essential job functions hereunder for a period aggregating 90 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and you or your legal representative that, by reason of such physical or mental disability, you are unable to perform the essential job functions required of you hereunder for such period or periods, or in the event of your death while this letter agreement is in effect, your employment shall be deemed terminated by the Company 10 days after the date of the Company's written notice to you upon disability, or immediately in the case of death.

     For Cause

     "Cause" means that the Board of Directors of the Company has formed a reasonable good faith belief that any of the following acts or circumstances have occurred: (i) gross misconduct by you which is materially injurious to the Company; (ii) the commission by you of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in material loss, damage or injury to the Company; (iii) the unauthorized disclosure by you of any trade secret or confidential information of the Company or any third party who has a business relationship with the Company that results in material harm to the Company or other such third party; (iv) gross negligence by you in the discharge of your services to the Company (v) your conviction of a felony involving any financial impropriety or that would materially interfere with your ability to perform your services for the Company or otherwise be injurious to the Company; or (vi) your failure to follow any lawful direction of the Board of Directors of the Company or to perform in a material respect your employment or other obligations without proper cause, in any such case described in this clause (vi) that continues uncured for thirty (30) days after receipt by you of written notice of breach from the Company.

     "Good Reason" means the occurrence of any of the following without your consent: (i) the Company reduces your Salary or fails to pay any guaranteed or earned bonus; (ii) the Company requires you to change the location of your principal office, so that you will be based at a location more than thirty miles from the Company's current executive offices located at 825 Third Avenue, New York, New York; (iii) the Company reduces your responsibilities in any material respect or directs you to report to a person of lower rank or responsibilities than the person(s) to whom you report as specified in this letter agreement; or
(iv) any other material breach by the Company of this letter agreement or any other agreement between you and the Company, in any such case described in this clause
(iv) that continues uncured for thirty (30) days after receipt by the Company of written notice of breach from you.

     Legal Assistance

     The Company agrees to reimburse you for fees and costs incurred by you for the assistance of legal counsel in the review and execution of this letter agreement up to $3,000 in the aggregate. Nothing in this payment arrangement shall be construed as a waiver of the attorney-client privilege between you and your counsel, nor shall such privilege be construed to extend to the Company.

     DEFRA

     Notwithstanding anything in this letter agreement to the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 ("DEFRA") relating to "excess parachute payments" shall be applicable to any payment or benefit received or to be received by you (whether under this letter agreement or otherwise), then the total amount of payments or benefits payable to you which are deemed to constitute parachute payments shall be reduced to the largest amount such that provisions of DEFRA relating to "excess parachute payment" shall no longer be applicable. Should such a reduction be required, you shall determine, in the exercise of your sole discretion, which payment or benefit to reduce or eliminate. Pending such determination, the Company shall continue to make all other required payments to you at the time and in the manner provided herein and shall pay the largest portion of any parachute payments such that the provisions of DEFRA relating to "excess parachute payments" shall no longer be applicable.

     Due to the complexity in the application of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), it is possible that payments made or benefits received hereunder should not have been made but instead should have been subject to a DEFRA reduction, as provided in the preceding paragraph (each such excess payment or benefit being referred to as an "Overpayment"). In the event that it is determined in writing by the Company's outside auditors in their reasonable good faith judgment or by any court of competent jurisdiction that an Overpayment has been made resulting in an "excess parachute payment" as defined in Section 280G of the Code, then any such Overpayment shall be treated for all purposes as an unsecured, long-term loan from the Company to you, your personal representative or your legal successor, as the case may be, that is payable, together with accrued interest from the date of the making of the Overpayment at the rate of 8% per annum on the later to occur of the third anniversary of the payment of such Overpayment, or 6 months following the date upon which it is determined an Overpayment was made. Should it be determined that such an Overpayment has been made, you, your personal representative or your legal successor, as the case may be, shall determine, in the exercise of your or his or her sole discretion, which payments or benefits shall be deemed to constitute the Overpayment.

     General

     This letter agreement (including the agreements and instruments referred to herein) constitutes our entire agreement concerning your employment by the Company and supersedes all previous (and contemporaneous oral) communications and commitments. It may be amended only by a written instrument signed by each of us, and not orally or by course of conduct. We intend that the letter agreement shall be governed in accordance with the internal substantive laws of the State of New York. In any action to enforce the terms of this letter agreement, the prevailing party will be entitled to receive (in addition to other remedies) his expenses, including reasonable attorneys' fees and costs. Finally, this letter agreement may be executed in counterparts, each of which will be deemed an original and both of which together shall be deemed one and the same instrument.

     THIS WILL CONFIRM OUR ADDITIONAL AGREEMENT THAT ALL DISPUTES BETWEEN US CONCERNING THIS LETTER AGREEMENT OR OTHERWISE RELATING TO THE TERMS AND CONDITIONS OF YOUR EMPLOYMENT WILL BE SETTLED BY MANDATORY, BINDING ARBITRATION IN NEW YORK, NEW YORK PURSUANT TO THE RULES AND REGULATIONS OF THE AMERICAN ARBITRATION ASSOCIATION.

                  /s/ WPL                         /s/ LDG
               --------------                 ----------------
               (your initials)                (Company officer
                                               initials)

                             [Balance of page blank]

     I look forward to your joining the Company and to our mutually rewarding relationship.

                                              Sincerely yours,

                                              /s/ Lawrence D. Gilson
                                              ----------------------------------
                                              Lawrence D. Gilson
                                              Chairman of the Board

I accept the above offer of employment.

/s/ William P. Lyons                                            July 23, 2002
--------------------------------                                ----------------
William P. Lyons                                                Date

                                    Exhibit A

Performance metric: 2002 budget - pro forma earnings per share of $0.93

Performance against metric:

     o    0-75% of metric: no bonus

     o 75-92% of metric: 5.88% of target bonus for each one percent (1%) achievement of budget

     o 92-125% of metric: 1.00% of target bonus for each one percent (1%) achievement of budget

                                    Exhibit B

                       [Employee Nondisclosure Agreement]